EXHIBIT 99.1
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    TREY RESOURCES REPORTS REVENUES IN EXCESS OF $1,139,000 FOR THIRD QUARTER

                SALES FOR THE FIRST NINE MONTHS TOP $3.1 MILLION

LIVINGSTON, NJ, NOVEMBER 14, 2005 -- Trey Resources, Inc. (OTC Bulletin Board:
TYRIA), the premier total solutions provider specializing in business software for the small- and medium-sized business market, today reported its financial results for its third quarter and nine months ended September 30, 2005 in a Form 10-QSB filed with the SEC.

For the quarter ending September 30, 2005, the Company reported revenue of $1,139,094 as compared to $577,064 for the third quarter of 2004.

The Company reported, on a consolidated basis, a net loss of $510,814 in 2005, as compared to a net loss of $521,926 for the quarter ended September 30, 2004, primarily due to decreased professional expenses.

For the first nine months of fiscal 2005, the Company reported revenue of $3,104,035 as compared to revenue of $792,139 for the first nine months of 2004. This dramatic increase reflects the revenue from the acquisition that closed in June 2004 of our SWK Technologies subsidiary.

Net loss on a consolidated basis for the first nine months of fiscal 2005 was $1,363,305, or $0.02 per share, versus a loss of $1,790,105, or $0.26 per share, for the same period in 2004.

Mark Meller, CEO of Trey Resources, said, "We are pleased with the results of our third quarter. Our sales activity and pipeline continues to grow at a rapid pace. Market acceptance of our MAPADOC EDI solution has taken hold. We are working on becoming a significant participant in Sarbanes-Oxley compliance. Our deal flow for potential acquisitions continues to grow. All in all, we are optimistic about the future and look forward to delivering superior financial results in the coming quarters."

About Trey Resources
--------------------
Trey Resources is involved in the acquisition and build-out of technology and software companies. The Company's growth strategy is to acquire firms in this extensive and expanding, but highly fragmented segment, as it seeks to create substantial value for shareholders. Since June 2004, Trey has acquired SWK Technologies, Inc. and Business Tech Solutions Group, Inc. For more information, contact Trey Resources CEO Mark Meller at (973) 758-9555 or by e-mail at mark.meller@swktech.com.
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         THIS NEWS RELEASE contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 (the "Act") provides certain "safe harbor" provisions for forward-looking
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with respect to future events, and are subject to risks and uncertainties that
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